Exhibit 7.04
CREDIT REQUEST (solicitud de credito)

CLIENT NO.: (num. de cliente)	40478	DATE: February 1, 2008

BORROWER: (nombre del cliente)	EUSTAQUIO TOMAS DE NICOLAS GUTIERREZ

BUSINESS: (actividad del negocio)

ADDRESS: (domicilio)
Telephone #:

REQUEST: (solicitud)	NEW LINE OF CREDIT
(Please Indicate Type of Credit, i.e. Line of Credit, Loan, I/D Advance, OD Facility, etc.)

AMOUNT: (importe)	U.S. $5,000,000.00

PURPOSE: (PROPOSITO)	FOR VARIOUS FACILITIES AS DESCRIBED ON PAGE 4 OF THE PROMISSORY NOTE, WHICH WILL BE USED FOR INVESTMENT OPPORTUNITIES IN THE FINANCIAL MARKET, SUCH AS PURCHASE OF FUNDS, BONDS, AND ANY OTHER INVESTMENTS.

DISBURSEMENT INSTRUCTIONS:	AS PER CLIENT’S REQUEST
(instrucciones de desembolso)

PERIOD: (plazo)	FOUR (4) YEARS FROM LINE OF CREDIT ISSUANCE DATE

REPAYMENT SCHEDULE:	REFER TO PAGE 4 OF THE PROMISSORY NOTE
(plan de pago)

FOR BANK USE ONLY (PARA USO DEL BANCO SOLAMENTE)

RATE SUGGESTED: (tasa sugerida)	REFER TO PAGE 4 OF THE PROMISSORY NOTE

OTHER INSTRUCTIONS	LINE OF CREDIT PROCESSING FEE: $200.00
(otras instrucciones)
I / (we) declare under oath that the information presented with this request is correct and I / (we) accept the usual conditions of the Bank regarding credit and especially those stipulated on the Promissory Note.
(En relación con esta solicitud, declaro / (declaramos) bajo juramento que los (datos en esa solicitud son correctos y ciertos y acepto / (aceptamos) las condiciones de crédito usuales del Banco y especialmente las estiputadas en el Pagaré).

EUSTAQUIO TOMAS DE NICOLAS GUTIERREZ

(BORROWER SIGNATURE) (firma del cliente)

[FORM OF] PROMISSORY NOTE

CLIENT NO.: 40478	NO.: LINE OF CREDIT No: 40478
(USD) 5,000,000.00	VALUE DATE: *
FOR VALUE RECEIVED, the undersigned (whether one or more) promise(s) to pay to the order of Banco Santander International (the “Bank”) at its office at 1401 Brickell Avenue, Miami, Florida 33131 or at any other office of Bank which Bank may designate, in lawful money of THE UNITED STATES and in immediately available funds the principal sum of FIVE MILLION AND 00/100 (USD) ($5,000,000.00) or, if less, the aggregate unpaid principal, interest or other amount of all Advances (as defined below) made to the undersigned by the Bank pursuant to this Promissory Note (“the Note”).
[ONLY COMPLETED OPTION APPLIES]: OPTION (b)
(a)	on , or if blank, ON DEMAND, and to pay interest on the unpaid principal amount hereof at the rate of [ ]PRIME/ [ ]LIBOR / [ ]TD RATE plus percent ( %) per annum, net of any actual withholding or similar taxes or charges (which are currently fixed at %) payable on the day of each .
(b)	on * , or if blank, ON DEMAND, and to pay interest on the unpaid principal amount hereof at the rate of [ ]PRIME/ [ ]LIBOR/ [ ]TD RATE plus SEE RATE SCHEDULE ON PAGE 4(*) percent ( %) per annum, net of any actual withholding or similar taxes or charges (which are currently fixed at NOT APPLICABLE%), payable on the day of each . It is intended that the indebtedness evidenced hereby will vary from time to time as additional advances are made by Bank to the undersigned (including through overdrafts to account number (s): # and payments on account of said indebtedness are made to Bank, but that the aggregate principal amount outstanding hereunder shall at no time exceed the principal amount of this Note as stated at the beginning hereof.
*EXPIRATION: FOUR (4) YEARS FROM LINE OF CREDIT ISSUANCE DATE
(c)	in principal installments of $ each on the day of each commencing on , .and to pay interest on the unpaid principal amount hereof at the rate of [ ]PRIME /[ ] LIBOR / [ ]TD RATE plus percent ( %) per annum, net of any actual withholding or similar taxes or charges (which are currently fixed at %), payable on the day of each , with the entire remaining principal amount hereof being due on , together with any and all accrued interest hereon.
(d)	on installments of $ each on the day of each commencing on , and a final installment of $ , being due on , Such amounts include interest at the rate of percent ( %), per annum, net of any actual withholding or similar taxes or charges (which are currently fixed at %).

(e)	on , together with interest at the rate of percent ( %) per annum, net of any actual withholding or similar taxes or charges (which are currently fixed at %), whether payable by undersigned or Bank.
          For purposes of the foregoing, (i)[ ] “PRIME” means the rate established from time to time as the Bank’s U.S. prime rate of interest, which may not be the lowest rate at which the Bank will lend money to its customers, and any change in the interest rate resulting from a change in said Prime Rate shall be effective on the same date as such change in the Prime Rate; (ii) “LIBOR” means a rate of interest determined by the Bank (initially for a period beginning on the date of this Note) to be the per annum rate at which deposits (in the currency in which this Note is denominated, or in the Euro (as defined below) if this Note is denominated in a currency that is substituted by the Euro) in the amount of this Note and for a term of                      (a “LIBOR Period”) are or would be offered by Banco Santander International in the London interbank market two Banking Days (as defined below) before the beginning of the LIBOR Period in question, and LIBOR (as thus determined) shall be effective until the end of that LIBOR Period, at which time the Bank will determine LIBOR in the same manner for a further period of the same duration (another “LIBOR Period”), at the end of which the Bank will determine LIBOR in the same manner for another period (also a “LIBOR Period”) of the same duration, and so forth (and if the Bank at any time determines that, due to events on international capital markets. Banco Santander International would not or could not offer such deposits in the London interbank market. ‘LIBOR’ shall thereafter mean such substitute rate as the Bank may in good faith determine to be a substantially comparable rate.
“Advances” means any and all credit extensions made by the Bank to the undersigned including, but not limited to, loans, overdrafts in the undersigned’s account with the Bank, commercial letters of credit or stand-by letters of credit issued by the Bank for the account of the undersigned, and financing of any payments relating to or arising out of any commercial letter of credit or stand-by letter of credit, subject to the terms and conditions set forth in this Note. For all purposes hereunder, the aggregate amount of all Advances outstanding at any one time shall include all accrued and unpaid interest, all Fees and other fess and cost payable in connection with such Advances.
“Banking Days” means any days except Saturday, Sunday and any days which shall be in Miami, Florida, United States of America, a legal holiday, or any days in which banking institutions are authorized or required by law or other government action to close in the city of Miami. “EURO” means the currency of participating member states of the European Union (EU) in accordance with the Treaty on EU signed on February 7,1992. Any amount payable hereunder which is not paid when due, whether at stated maturity, upon acceleration or otherwise, shall bear interest at the highest rate of interest permitted by law. All payments shall be applied first to accrued interest (computed on the basis of a 360-day year and for the actual number of days elapsed) and any other charges, and then to principal. Bank may impose a penalty or premium for principal prepayment in whole or in part to the extent that any costs are incurred by the Bank as a result of such principal prepayment. In such case, the Bank will pass through to the undersigned any and all costs, fees and expenses incurred by the Bank relating to the principal prepayment. Any prepayment accepted by the Bank shall be applied first to accrued interest and then to any principal installments in the reverse order of their maturities. In no event shall the interest rate charged hereunder exceed the maximum rate permitted by law. If any payment of interest and/or principal hereunder becomes due and payable on a Saturday, Sunday or business holiday in the state of Florida, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension. Notwithstanding any other provisions of this Note, if this Note is denominated in a currency (the “Note Currency”) that is substituted by the Euro, all payment obligations under this Note (as well as all funding obligations hereunder) may be satisfied in Euro or (for so long as the Note Currency remains legal tender) in the Note Currency.
          The undersigned expressly acknowledges and agrees that the undersigned is solely liable and responsible for the payment of any tax, charge, fee or assessment of any kind whatsoever imposed or levied upon the Bank by any government or governmental entity by reason of the Bank’s loan to the undersigned and the repayment of the said loan by the undersigned. The undersigned agrees to promptly make said payment and to deliver to the Bank, within 30 days of said payment, an official receipt of payment from the government or governmental entity which collected the tax, charge, fee or assessment, if the undersigned is at any time or times required to deduct any tax, charge, fee or assessment from any amounts due hereunder, each such amount will be increased as may be necessary so that after all such required deductions are made the Bank receives an amount equal to the amount it would have received had no such deductions been made.
          The term “Liabilities” shall include any and all indebtedness, obligations and liabilities evidenced by this Note and all other liabilities including, but not limited to, Advances (for principal, interest or other amounts), direct or contingent, joint, several or independent, of the undersigned now or hereafter existing, due or to become due to, or held or to be held by, the Bank for its own account or as agent for another or others, whether created directly or acquired by assignment or otherwise. Upon the occurrence of any of the following, each of which shall constitute a default, this Note and all other Liabilities shall, at the option of the Bank, accelerate and become immediately due and payable (except for (h) or (i). in which case such acceleration shall be automatic and immediate): (a) non-payment of any amount due under this Note or of any of the other Liabilities shall occur (b) any representation in any financial or other statement of the undersigned, delivered to the Bank by or on behalf of the undersigned, shall be untrue or omit any material fact; (c) any event or condition shall occur or exist which, in the reasonable judgment of the Bank, could have a Material Adverse Effect(as defined below in the next paragraph); (d) the undersigned shall die or if the undersigned is a trust, partnership, corporation or other entity, shall be dissolved or become insolvent (however evidenced); (e) the suspension of business of the undersigned (f) the issuance of any warrant, process, order of attachment garnishment or other Lien and/or the filing of a lien against any of the property of the undersigned or any party securing this Note shall occur in an aggregate amount exceeding USD50,000.00; (g) the undersigned shall fail to provide the Bank with such documentation as the Bank may require in connection with this Note within 10 days of written notice from the Bank to the undersigned; (h) the undersigned shall make an assignment for the benefit of creditors or a trustee or receiver shall be appointed for the undersigned or for any of the property thereof; (i) any proceeding shall be commenced by or against the undersigned under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt receivership, liquidation, or dissolution law or statute; (j) the undersigned shall fail to make payment in full of any tax, charge, fee, or assessment of whatsoever kind imposed and/or levied upon the undersigned and/or Bank by any government or governmental entity, by reason of the Bank’s loan to the undersigned; (k) the undersigned shall fail to deliver to the Bank, within 30 days of payment, an official receipt of payment from the government or governmental entity which imposed or levied any such tax, charge, fee, or assessment; (l) the undersigned or any other pledgor of collateral then securing payment of this Note shall fail to furnish the Bank, within three Banking Days after the Bank so demands, additional collateral satisfactory to the Bank in order to secure payment of this Note (whether the Bank demands such additional collateral because of depreciation in the value of the other collateral then securing this Note, because of a change in the lending value assigned by the Bank to any investment security or type of investment security or other property then securing this Note, because of any change in market conditions, or because of any other circumstance or reason); or (m) the Bank shall decide to close, for any reason, any account which constitutes (or which contains any funds, any investment security(ies) or any other assest(s) which constitute) all or any part of any collateral then securing the payment of this Note. In such event the Bank will provide to the undersigned a 10 days notice.
          “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the undersigned, (b) the rights and remedies of the Bank under any loan documents (including, without any limitations, this Note, any pledge agreements securing the indebtedness evidenced by this Note, any agreements or instruments relating to or arising out of this Note), (c) the ability of the undersigned or any party securing this Note to perform its obligations under any such documents to which it is or is to be a party, and (d) and the ability of Bank to comply with any applicable law.
          In the event that the undersigned’s country of citizenship or domicile requests the Bank at any time to make further extensions of credit to the undersigned or to other public or private sector borrowers organized under the laws of the undersigned’s country, by reason of Bank’s loan to the undersigned, the undersigned shall be responsible for responding to any such request to the extent that it is based on or refers to this Note, regardless of the period to which such request pertains; and the Bank shall have no responsibility or obligation with respect to such request, in addition, in the event the undersigned’s country of citizenship requires Bank by virtue of this Note to make further extensions of credit to the undersigned or to other public or private sector borrowers in the undersigned’s country, the same shall be considered a default under the terms of this Note. Bank is hereby empowered then to accelerate the maturity of this Note and declare this Note due and payable in full and to set off against any assets of the undersigned in the possession or custody of Bank.
          In the event that any applicable law, order, regulation, treaty, or directive issued by any central bank or other governmental authority, agency, or instrumentality or any governmental or judicial interpretation or application thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) issued by any central! bank or other governmental authority, agency, or instrumentality: (i) does or shall require or shall induce the Bank to make further extensions of credit to the undersigned, or to any individuals or entities, private, public, or governmental, by reason of the Bank’s loan to the undersigned; (ii) does or shall subject the Bank to any tax of any kind whatsoever with respect to its loans made to the undersigned, or change the basis of taxation of payments to the Bank or principal, fees, interest, or any other amount payable hereunder (except for a change in the rate of tax on the overall net income of the Bank); (iii) does or shall impose, modify, or hold applicable any reserve, capital requirement, special deposit, compulsory loan, or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of interest payable on the said loan to the undersigned; or (iv) does or shall impose on the Bank any other condition; and the result of any of the foregoing is that the Bank makes further extensions of credit to the undersigned or to any individuals, or entities, private, public or governmental, or any of the foregoing shall increase the cost to the Bank of making, renewing, or maintaining said loan to the undersigned or reduce any amount receivable in respect thereof or the rate of return on the capital of the Bank or any corporation controlling the Bank; then, in any such case, the undersigned shall promptly pay to the Bank, upon its written demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amounts receivable or rate of return, and said additional amounts may be added to and made part of the principal of the said loan at the sole discretion of the Bank. In addition, the Bank may elect to consider the occurrence of any of the foregoing events a default in the performance of said loan. The undersigned acknowledges that Bank is then empowered to accelerate the maturity of the loan and to declare the loan due and payable in full.
          No delay on the part of the Bank in exercising any of its options, powers or rights hereunder, or partial or single exercise thereof, shall constitute a waiver thereof. No waiver by the Bank of any default shall be effective unless given in writing by an authorized officer thereof, nor shall such waiver operate as a waiver of such default on another occasion. The rights and remedies expressly provided in this Note are cumulative and not exclusive of any rights or remedies, which the Bank may otherwise have. The provisions hereof shall survive the termination of this Note and payment of the loan by the undersigned.
          The undersigned hereby (a) expressly waives demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note: (b) agrees that Bank shall not be required first to institute any suit, or to exhaust its remedies against any other person, in order that the undersigned become liable hereunder and subject to the Bank’s enforcement of this Note; (c) consents to any extension, renewal or postponement of the time of payment of this Note and to any other indulgence with respect hereto without notice to the undersigned: and (d) agrees that, notwithstanding the occurrence of any, of the foregoing, the undersigned shall be and remain jointly and severally (if the undersigned are more than one), directly and primarily liable for all sums due under this Note and all other Liabilities.
          If it is necessary to convert a sum due hereunder into U.S. DOLLARS, the rate of exchange used shall be the rate at which, under normal banking procedures, the Bank could purchase U.S. DOLLARS on the day preceding the conversion.
          If any of the undersigned is a trust, partnership, corporation or other entity, the signatory(ies) below represent(s) and warrant(s) to the Bank that such entity is in good standing under the laws of the place of its formation and that his or their execution of this Note on behalf of such entity has been duly authorized by all requisite actions of such entity.
          This Note shall bind the undersigned and all heirs, executors, personal representatives, successors and assigns of any of the undersigned. No ambiguity in any provision of this Note shall be construed against the Bank by reason of the fact that the Bank or its legal counsel drafted such provision.

          Notices to the undersigned shall be deemed to have been duly given or made when sent by the Bank in the manner designated by the undersigned in writing. Notices to the Bank shall be effective only after receipt by the Bank.
          The Bank and its directors, officers, employees, attorneys and agents (each of the foregoing, Including the Bank, being an “Exculpated Party”) shall not at any time incur any liability to the undersigned (and the undersigned hereby expressly waives and releases any and all claims and causes of action which it may at any time or times have against any Exculpated Party) in connection with any acts, omissions or circumstances at any time or times arising out of or relating directly or indirectly to this Note or any transaction contemplated hereby (other than any such acts or omissions amounting to gross negligence or willful misconduct on the part of such Exculpated Party, as finally determined pursuant to applicable law by a court of competent jurisdiction sitting in the United States). The Bank and its directors, officers, employees, attorneys and agents (each of the foregoing, including the Bank, being an “Indemnified Party”) shall at all times be indemnified, reimbursed and held harmless by the undersigned (and, at the request of the Bank, be defended by the undersigned) from and against any and all claims, demands, causes of action, liabilities, losses, damages, fines and reasonable expenses (including without limitation any reasonable attorneys’ fees, whether incurred at trial, on appeal or without litigation) which may at any time or times be imposed upon, incurred or suffered by, or asserted against such indemnified Party in connection with any one or more acts, omissions or circumstances arising out of or relating directly or indirectly to this Note or any transaction contemplated hereby (other than any such acts or omissions amounting to gross negligence or willful misconduct on the part of such Indemnified Party, as finally determined pursuant to applicable law by a court of competent jurisdiction sitting in the United States).
          The undersigned and the Bank hereby agree that if the undersigned at any time enters into a Discretionary Investment Management Agreement. Nondiscretionary Investment Management and Advisory Agreement, or similar agreement with the Bank (the “Investment Agreement”), and if any controversy at any time arising between the undersigned and the Bank (or any agent, representative or employee of the Bank) is determined by arbitration pursuant to the terms of the Investment Agreement, then any controversy which is at the same time determined between the undersigned and the Bank (or any agent, representative or employee of the Bank) with regard to or in connection with this Note shall be determined in the same arbitration proceeding: such arbitration shall be in accordance with the rules of the American Arbitration Association and in accordance with the terms of the Investment Agreement. Without limiting the generality of the foregoing, the undersigned and the Bank acknowledge and agree that: (i) any such arbitration proceeding shall be held in the county and state indicated under the terms of the Investment Agreement; (ii) the award of the arbitrator or of a majority of the arbitrators shall be final and binding on the parties thereto; (iii) judgment on such award may be entered in any state or federal court having jurisdiction; (iv) the undersigned and the Bank waive their right to seek remedies (regarding the same controversy or controversies) in court, including the right to jury trial; (v) pre-arbitration discovery is generally more limited than and different from discovery in connection with court proceedings; and (vi) the award of the arbitrator or arbitrators is not required to include factual findings or legal reasoning, and any party’s right to appeal or to seek modification of rulings by the arbitrator(s) is strictly limited.
          The undersigned hereby authorizes the Bank to record on its account books the amount of the Bank’s loan to the undersigned and all payments in respect thereof which recording shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of said loan.
          The undersigned agrees to pay all reasonable costs and expenses of the Bank in connection with the execution, collection and enforcement of this Note, including applicable taxes and reasonable attorneys’ fees (including without limitation those for bankruptcy and appellate matters and those incurred outside of litigation) and attorneys’ expenses. This Note shall be governed by and construed in accordance with the laws of the State of Florida, United States of America, in all respects including, without limitation, matters of construction, validity and performance, and the undersigned consents to service of process on the undersigned at that address of the undersigned appearing on the records of the Bank, by certified mail, return receipt requested (if possible), and such service shall be deemed to be complete five (5) days after the same shall have been so mailed. The undersigned further consents and submits to the jurisdiction of the courts (state and federal) in Miami-Dade County, Florida, United States of America, in connection with any lawsuit relating hereto. In any such lawsuit, the undersigned hereby waives the right to interpose any set-off, or counterclaim of any nature or description, and waives any claim for consequential, punitive or special damages. In addition, the undersigned hereby irrevocably waives, to the full extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such lawsuit in any jurisdiction. The undersigned hereby agrees that a final judgment in connection with any such lawsuit shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. The undersigned and the Bank hereby waive trial by jury in any court in connection with this Note, and each hereby certifies that no representative of the other has expressly or impliedly represented that the other might not enforce this jury waiver, and each hereby certifies that this jury waiver is a material inducement for the Bank to accept this Note and extend credit hereunder. This Note contains an arbitration clause, which requires that certain disputes arising under or relating to this Note be resolved by binding arbitration.
          If the borrower hereunder is a corporation or other business organization, PRINT NAME OF SUCH CORPORATION OR OTHER ORGANIZATION, for which the individual(s) signing below is/are acting. (If the borrower is not a corporation or other organization, each individual is signing in his/her individual capacity).

THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROMISSORY NOTE CONSISTS OF FOUR (4) PAGES, INCLUDING THIS SIGNATURE PAGE

Signature:		Signature:

Name/Title:	EUSTAQUIO TOMAS DE	Name/Title:

NICOLAS GUTIERREZ

DO NOT WRITE BELOW THIS LINE (FOR BANK USE ONLY)
(*) LINE OF CREDIT RATE SCHEDULE:
OVERDRAFTS: LIBOR PLUS 0.45% P.A.	LETTERS OF CREDIT: NOT APPLICABLE (N/A)
AMORTIZATION SCHEDULE:	FEES AT NEGOTIATION
INTERESTS CAPITALIZED MONTHLY AND
PRINCIPAL AT MATURITY
SHORT TERM LOANS (UP TO 4* YEARS): LIBOR	STAND-BY L/C: N/A
PLUS 0.45% P.A.	FEES UP-FRONT
AMORTIZATION SCHEDULE:
PRINCIPAL AT MATURITY, AND
INTERESTS AS DETERMINED AT TIME OF
DRAWDOWN
*DRAWDOWNS TERM NOT TO EXCEED LINE OF CREDIT EXPIRATION DATE
FINANCING OF LETTERS OF CREDIT (UP	ACCEPTANCES DISCOUNTED: N/A
TON/A DAYS): N/A
AMORTIZATION SCHEDULE:

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